Exhibit 10.1

UNSECURED PROMISSORY NOTE

US $1,000,000 Issue Date: June 22, 2023 Due Date: August 21, 2023

FOR VALUE RECEIVED, Acer Therapeutics Inc. ("Acer" or the “Company”), hereby unconditionally promises to pay to the order of Christopher Schelling (“Holder”), or his permitted assigns, the aggregate principal sum of One Million Dollars ($1,000,000), together with interest on the unpaid principal balance of this Promissory Note (“Note”) at a rate equal to six percent (6%) per annum (“Interest Rate”). All principal and accrued interest under this Note shall be due and payable on August 21, 2023 (“Maturity Date”). Interest shall accrue from the Issue Date stated above and shall continue to accrue on the outstanding principal balance of this Note until the Maturity Date. If not paid in full on or before the Maturity Date, the unpaid balance shall carry default interest at ten percent (10%) per annum. Interest shall be computed on the basis of a 360-day year and a 30-day month and compounded monthly.

This Note may be prepaid before the Maturity Date, in whole or in part, from time to time, without premium or penalty, in Acer's sole discretion. If Acer closes a Qualified Transaction, as defined below, the Holder of this Note may at his option require Acer to prepay all or any part of the principal and accrued interest under this Note, no later than three (3) days after the closing of the Qualified Transaction. "Qualified Transaction" shall mean one or more, either alone or in the aggregate, of (a) an equity raise, debt transaction, or sale or transfer of assets by Acer, by which Acer receives gross cash proceeds at closing of at least $30,000,000, or (b) a merger, acquisition or other business combination affecting a majority of Acer's assets, regardless of whether or not Acer is the surviving entity.

This Note shall be unsecured, and shall be subordinated in priority and right of payment to all indebtedness of Acer incurred as of the Issue Date, including but not limited to indebtedness to (i) Nantahala Capital Management, LLC, or its assignee, as amended, (the “Nantahala Loan”) and (ii) MAM Aardvark, LLC dated as of March 4, 2022 together with any amendments thereof and/or any indebtedness and obligations created pursuant to that certain Secured Convertible Note Purchase and Security Agreement by and between the Company and MAM Aardvark, LLC dated as of March 4, 2022 together with the notes thereunder and any amendments thereof (collectively, the “Marathon Agreements”), all of which shall be discharged and paid in full, together with any amounts owed under the Marathon Agreements or Nantahala Loan, prior to and as a condition of any payment under the Note.

Holder may assign all or any part of this Note to an affiliate or family member upon written notice to Acer. Assignment by Holder to a third party shall be subject to the advance written consent of Acer, in its sole discretion.

Acer Therapeutics Inc. | One Gateway Center, Suite 356 | Newton, MA 02458 | www.acertx.com

1000 NW Wall Street, Suite 220 | Bend, OR 97703

The outstanding balance of this Note shall be rendered immediately due and payable in case of any of the following acts: (a) an assignment by the Company for the benefit of its creditors; or (b) filing of a voluntary or involuntary bankruptcy petition or a petition for receivership or reorganization by or against the Company.

Acer hereby waives presentment for payment, demand, notice of nonpayment, protest and all other demands and notices in connection with the delivery, acceptance, performance or enforcement of this Note.

If payment of principal amount and interest is not made in full on the Maturity Date, then in addition to all other rights and remedies of Holder, Acer shall also be liable for any and all of Holder's reasonable and actual costs and expenses of collection, including without limitation any costs of legal action by Holder.

This Note shall be governed by and construed in accordance with, the laws of The Commonwealth of Massachusetts and shall have the effect of a sealed instrument.

ACER THERAPEUTICS INC.

By:_/s/ Harry S. Palmin_______

Name: Harry S. Palmin

Title: CFO

Date: June 22, 2023

Acer Therapeutics Inc. | One Gateway Center, Suite 356 | Newton, MA 02458 | www.acertx.com

1000 NW Wall Street, Suite 220 | Bend, OR 97703